UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 7, 2012

Interline Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32380	03-0542659
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 San Marco Boulevard, Jacksonville, Florida	32207
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (904) 421-1400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introduction

Pursuant to the Agreement and Plan of Merger, dated as of May 29, 2012 (the “Merger Agreement”), by and among Interline Brands, Inc., a Delaware corporation (the “Company”), Isabelle Holding Company LLC (“Parent”), which was formerly known as Isabelle Holding Company Inc. prior to its conversion into a limited liability company and Isabelle Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub,” and together with Parent, the “Acquiring Parties”), Merger Sub merged with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

Pursuant to the Merger Agreement, on September 7, 2012, each outstanding share of common stock of the Company (other than any shares owned by the Company or the Acquiring Parties or by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law), was cancelled and converted automatically into the right to receive $25.50 in cash, without interest. In connection with the closing of the Merger, the Company’s Chief Executive Officer and other members of senior management of the Company invested a portion of their after-tax proceeds from the transaction in Parent, on terms agreed upon between management and Parent.

The description of the Merger contained in this Introduction does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 29, 2012.

Immediately following the effective time of the Merger, Parent was merged with and into the Company with the Company surviving (the “Second Merger”).  As of the effective time of the Second Merger, the issued and outstanding common stock of the Company is owned as follows: (i) approximately 81% by GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI GmbH & Co. KG, GS Capital Partners VI Parallel, L.P., MBD 2011 Holdings, L.P., Bridge Street 2012 Holdings, L.P. (collectively, the “GSCP Parties”), (ii) approximately 14% by P2 Capital Master Fund I, L.P. and P2 Capital Master Fund VII, L.P. (collectively, the “P2 Parties”), and (iii) approximately 5% by certain members of our management.

Item 1.01                                           Entry into a Material Definitive Agreement

10%/10.75% Senior Notes due 2018

In connection with the Merger, the Merger Sub issued an aggregate principal amount of $365,000,000 of its 10%/10.75% Senior Notes due 2018 (the “Notes”), pursuant to the terms and conditions of an indenture dated August 6, 2012 (the “Initial Indenture”), between Merger Sub and Wells Fargo Bank, National Association, as the Trustee (the “Trustee”).  In connection with the closing of the Merger, pursuant to a supplemental indenture dated September 7, 2012 (the “Supplemental Indenture,” and together with the Initial Indenture, the “Indenture”), the Company assumed all of Merger Sub’s obligations under the Notes and the Initial Indenture.

The Notes will be general senior unsecured obligations of the Company and, except in certain limited circumstances, will not be guaranteed by any subsidiary of the Company. Copies of the Initial Indenture and the Supplemental Indenture are attached hereto as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.  The descriptions of the Indenture and the Notes (a form of which is attached as an exhibit to the Initial Indenture) in this current report are only summaries and are qualified in their entirety by the terms of the Indenture and the Notes, respectively.

The Notes will be general senior unsecured obligations of the Company and will rank pari passu in right of payment with all existing and future indebtedness of the Company, other than its subordinated obligations.  The Notes will bear interest from September 7, 2012 at an annual rate of 10% per annum with respect to cash interest and 10.75% per annum with respect to any Paid-in-Kind (“PIK”) interest, payable semi-annually on each January 15 and July 15, commencing on January 15, 2013.  The initial interest payment on the Notes will be payable in cash.  With respect to each interest payment thereafter (other than the final interest payment made at stated maturity, which will be made in cash), the Company will be required to pay interest on the Notes entirely in cash unless the conditions described in the Indenture are satisfied, in which case the Company will be entitled to pay, to the extent described in the Indenture, interest for such interest period by increasing the principal amount of the Notes or issuing new Notes.  The Notes will mature on November 15, 2018.  The Company may redeem the Notes in whole or in part, on or after November 15, 2014, at the redemption prices set forth in the Indenture.  Prior to November 15, 2014, the Company may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus a “make-whole” premium set forth in the Indenture.  In addition, prior to November 15, 2014, the Company may redeem up to 35% of the Notes with any funds up to an aggregate amount equal to the net cash proceeds of certain equity offerings at a price equal to 110% of the principal amount thereof.  Upon certain change of control events (as defined in the Indenture), the holders of the Notes may require the Company to repurchase all or a portion of the Notes at a purchase price of 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase.

The terms of the Indenture, among other things, limit the ability of the Company and its restricted subsidiaries to (i) incur additional indebtedness, (ii) issue preferred stock, (iii) create or incur certain liens on assets, (iv) pay dividends and make other restricted payments, (v) create restrictions on dividend and other payments to the Company from certain of its subsidiaries, (vi) sell assets and subsidiary stock, (vii) engage in transactions with affiliates, (viii) consolidate, merge or transfer all or substantially all of the Company’s assets and the assets of its subsidiaries and (ix) create unrestricted subsidiaries. These covenants are subject to a number of important exceptions and qualifications. The Indenture provides for customary events of default which include, among other things, (subject in certain cases to customary grace and cure periods) defaults based on: (i) the failure to make payments under the Indenture when due, (ii) breach of covenants, (iii) acceleration of other material indebtedness, (iv) bankruptcy events and (v) material judgments. Generally, if an event of default occurs, the trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all of the Notes to be due and payable.

The Trustee and its affiliates maintain relationships in the ordinary course of business with the Company and its subsidiaries, including the provision of commercial banking, investment banking, trustee and/or other financial services.

The foregoing description of certain terms and conditions of the Initial Indenture and the Supplemental Indenture is qualified in its entirety by reference to the full text of the Initial Indenture, a copy of which is attached as Exhibit 4.1 hereto, and the Supplemental Indenture, a copy of which is attached as Exhibit 4.2 hereto, each of which is incorporated herein by reference.

Merger Sub entered into a registration rights agreement dated August 6, 2012, among Merger Sub and the initial purchasers party thereto (the “Notes Registration Rights Agreement”).  In connection with the closing of the Merger, on September 7, 2012, the Company entered into a joinder to the Notes Registration Rights Agreement, pursuant to which the Company has agreed to file an exchange offer registration statement with the SEC within 270 days from August 6, 2012, for the purpose of exchanging the Notes for notes with substantially identical terms that may be publicly traded, and use its commercially reasonable efforts to cause such exchange offer registration statement to be declared effective within 360 days after August 6, 2012.  If the Company is not able to effect the exchange offer, it will instead use commercially reasonable efforts to file a shelf registration statement relating to resales of the Notes.  The Company may be obligated to pay additional interest on the Notes if it fails to satisfy its obligations under the Notes Registration Rights Agreement.

The foregoing description of certain terms and conditions of the Notes Registration Rights Agreement and the joinder thereto is qualified in its entirety by reference to the full text of the Notes Registration Rights Agreement, a copy of which is attached as Exhibit 4.3 hereto, and the joinder thereto, a copy of which is attached as Exhibit 4.4 hereto, each of which is incorporated herein by reference.

Credit Agreement

On September 7, 2012, in connection with the closing of the Merger, the Company as guarantor, and certain of its wholly owned U.S. subsidiaries, including Interline Brands, Inc., a New Jersey corporation (“Interline New Jersey”), Wilmar Holdings, Inc. and Wilmar Financial Inc., as borrowers (the “Borrowers”) and Glenwood Acquisition LLC, a Delaware limited liability company as guarantor, entered into a new asset backed revolving credit facility (the “ABL Facility”) with Bank of America, N.A., as agent (the “Agent”), and the lenders from time to time parties thereto, which permits revolving borrowings in an aggregate principal amount of up to $275.0 million.  The ABL Facility replaces the Company’s existing asset backed revolving credit facility with JP Morgan Chase Bank N.A. as agent and a lender, and the other lenders party thereto, entered into on November 16, 2010 (the “Existing ABL Facility”). The Existing ABL Facility was due to expire in 2015 and provided for revolving borrowings in an aggregate principal amount of up to $225.0 million.

The ABL Facility also provides for a sub-limit of borrowings on same-day notice referred to as swingline loans up to $30.0 million and a sub-limit for the issuance of letters of credit up to $45.0 million.  Subject to certain conditions, the principal amount of the ABL Facility may be increased from time to time up to an amount which, in the aggregate for all such increases, does not exceed $100 million.  There is no scheduled amortization under the ABL Facility. The principal amount outstanding will be due and payable in full at maturity, on September 7, 2017.

Advances under the ABL Facility are limited to the lesser of (a) the aggregate commitments under the ABL Facility and (b) the sum of the following for the Borrowers:

•                  85% of the book value of eligible accounts receivable; plus

•                  the lesser of (i) 70% of the lower of cost (net of rebates and discounts) or market value of eligible inventory); and (ii) 85% of the appraised net orderly liquidation value of eligible inventory;

•                  minus certain reserves as may be determined by the Agent.

The eligible accounts receivable and eligible inventory that comprise the collateral under the ABL Facility as of July 27, 2012 supported a gross borrowing base under the ABL Facility of approximately $232.4 million, of which $110 million which was available to be borrowed at the closing of the Merger.

Obligations of the Borrowers are guaranteed by the Company and each of the wholly owned material U.S. subsidiaries of the Borrowers. Obligations under the ABL Facility are primarily secured, subject to certain exceptions, by a first-priority security interest in substantially all of the existing and future personal property of the Company’s U.S. subsidiaries.

From September 7, 2012 until the first quarter following the closing of the ABL Facility, borrowings will bear interest at a rate equal to:

•                  in the case of Eurodollar revolving loans,

•                  LIBOR plus 1.75%,

•                  in the case of ABR loans,

•                  an applicable Base Rate plus 0.75%,

As of the end of the first quarter following the closing of the ABL Facility the interest rates will be determined as of the end of each fiscal quarter in accordance with applicable rates set forth in the grid below.

Availability	Revolver ABR Spread	Revolver Eurodollar Spread

Category 1
	0.50	1.50
> $150,000,000

Category 2
	0.75	1.75
> $75,000,000 but < $150,000,000

Category 3
	1.00	2.00
< $75,000,000

The applicable rates for Category 2 and Category 3 described above will be subject to a 0.25% step-down from the spread described above based on a fixed charge coverage ratio for the period of four consecutive fiscal quarters ending on the last day of the fiscal quarter most recently ended is greater than 1.50:1.00.

In addition to paying interest on outstanding principal under the ABL Facility, the Borrowers are required to pay a commitment fee in respect of unutilized commitments, which is equal to 0.375% per annum for the ABL Facility if utilization is less than 50% of the aggregate commitments and 0.25% per annum if utilization of the ABL Facility exceeds 50% of the aggregate commitments.

The Borrowers will be able to voluntarily prepay the principal of any advance, without penalty or premium, at any time in whole or in part, subject to certain breakage costs.

The ABL Facility requires the Company and its restricted subsidiaries, on a consolidated basis, to maintain a fixed charge coverage ratio (defined as the ratio of EBITDA to the sum of cash interest, principal payments on indebtedness, unfinanced capital expenditures and accrued income taxes, dividends or distributions and repurchases, redemptions or retirement of the equity interests of the Company) of at least 1.0 to 1.0 when excess availability is less than or equal to the greater of:

•                  10% of the total commitments under the ABL Facility; and

•                  $25 million,

The ABL Facility also contains restrictive covenants (in each case, subject to exclusions) that limit, among other things, the ability of the Borrowers and their restricted subsidiaries to:

•                  create, incur, assume or suffer to exist, any liens,

•                  create, incur, assume or permit to exist, directly or indirectly, and additional indebtedness,

•                  consolidate, merge, amalgamate, liquidate, wind up or dissolve themselves,

•                  convey, sell, lease, license, assign, transfer or otherwise dispose of their assets,

•                  make certain restricted payments,

•                  make certain investments,

•                  amend or otherwise alter the terms of documents related to certain subordinated indebtedness,

•                  enter into transactions with affiliates, and

•                  prepay certain indebtedness.

The ABL Facility contains certain customary representations and warranties, affirmative covenants and events of default, including, among other things, payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, bankruptcy, certain events under ERISA, judgment defaults, actual or asserted failure of any material guaranty or security document supporting the ABL Facility to be in force and effect and change of control. If such an event of default occurs, the Agent under the ABL Facility is entitled to take various actions, including the acceleration of amounts due under the ABL Facility, the termination of all revolver commitments and all other actions that a secured creditor is permitted to take following a default.

The foregoing description of certain terms and conditions of the ABL Facility is qualified in its entirety by reference to the full text of the ABL Facility, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Equity Registration Rights Agreement

Immediately after the effective time of the Second Merger, the Company, the GSCP Parties, the P2 Parties, and the persons listed on the signature pages thereto, entered into a registration rights agreement (the “Equity Registration Rights Agreement”).

The Equity Registration Rights Agreement grants the GSCP Parties and the P2 Parties the right to require the Company to register under the Securities Act of 1933 for public resale of their shares of stock of the Company (“Company Stock”) that constitute “registrable securities,” whether owned at the closing of the Second Merger or acquired thereafter. The term “registrable securities” includes any shares of Company Stock, including any shares issued upon conversion or exercise of all options, warrants or other securities convertible into, or exchangeable or exercisable for, shares of Company Stock.  Shares of Company Stock will cease to be “registrable securities” when a registration statement relating to the shares has been declared effective and the shares have been disposed of, or when the shares may be sold in compliance with the requirements of Rule 144 under the Securities Act.

Subject to certain exceptions, the stockholders of the Company have been be granted piggyback rights on any registration statement that the Company may file on behalf of itself or on behalf of another stockholder.  The ability of stockholders to utilize piggyback rights is subject to certain notice requirements specified in the Equity Registration Rights Agreement as well as such stockholder’s ability to provide certain information for inclusion in any registration statement.

The foregoing description of certain terms and conditions of the Equity Registration Rights Agreement is qualified in its entirety by reference to the full text of the Equity Registration Rights Agreement, a copy of which is attached as Exhibit 10.2 hereto and is incorporated herein by reference.

Stockholders Agreement

Immediately after the effective time of the Second Merger, the Company, the GSCP Parties, the P2 Parties, and the persons listed on the signature pages thereto (collectively the “Stockholders”), entered into a stockholders agreement (the “Stockholders Agreement”).

The Stockholders Agreement provides that the P2 Parties generally may not transfer any stock of the Company prior to the earlier of September 7, 2014 and the initial underwritten public offering of any class of the Company’s stock (the “IPO”), except in certain limited circumstances provided in the Stockholders Agreement.  In addition, the other Stockholders (other than the GSCP Parties) generally may not transfer any stock of the Company prior to the IPO, except in certain limited circumstances provided in the Stockholders Agreement.

The Stockholders Agreement provides that, if the GSCP Parties propose to make a transfer of the Company’s stock to an unaffiliated third party which would result in a change of control of the Company, the GSCP Parties and other stockholders may require the other Stockholders to transfer to such third party a percentage of their shares of the Company’s stock equal to the percentage of the GSCP Parties’ and other stockholders’ shares of the Company’s stock that they are offering to such third party.  The transfer of the other Stockholders’ shares in such a case would be made as part of the same transaction, for the same per share consideration and otherwise on equivalent terms and conditions as those received by the GSCP Parties.

Subject to certain limitations provided in the Stockholders Agreement, if one or more of the GSCP Parties or P2 Parties decides to sell shares of the Company’s stock owned by them to an unaffiliated third party, then the other Stockholders generally will have the right to include a proportionate number of their shares of the Company’s stock in such sale (as provided in the Stockholders Agreement), upon equivalent terms and conditions to be paid and given to the GSCP Parties and/or P2 Parties for their shares in such sale.

Certain Stockholders will have the right to purchase from the Company additional shares of the Company’s stock or securities convertible into the Company’s stock upon each issuance by the Company of shares of common stock or such convertible securities, in an amount proportionate to the number of shares of the Company’s stock that such Stockholders owns at such time so that the Stockholder has the opportunity to maintain proportionate ownership in the Company on a fully-diluted basis.

The foregoing description of certain terms and conditions of the Stockholders Agreement is qualified in its entirety by reference to the full text of the Stockholders Agreement, a copy of which is attached as Exhibit 10.3 hereto and is incorporated herein by reference.

Indemnification Agreement

On September 7, 2012, the Company entered into a standard form of indemnification agreement (“Indemnification Agreement”) with each director of the Company, Ann Berry, Christopher Crampton, Bradley Gross, Philip Grovit, Sanjeev Mehra, Claus J. Moller, Josh Paulson, Michael J. Grebe and Kenneth D. Sweder (each an “Indemnitee”), pursuant to which the Company has agreed to indemnify each Indemnitee against certain liabilities that may arise by reason of each Indemnitee’s status or service as a director of the Company, and to advance each Indemnitee the expenses incurred as a result of a proceeding as to which each Indemnitee may be indemnified. The Indemnification Agreement is intended to provide rights of indemnification to the fullest extent permitted and is in addition to any other rights each Indemnitee may have under the Company’s certificate of incorporation, its by-laws and applicable law. The Indemnification Agreement also requires the Company to maintain directors’ and officers’ liability insurance with respect to each Indemnitee for so long as each Indemnitee continues to serve as a director of the Company and shall continue thereafter so long as each Indemnitee shall be subject to any proceeding by reason of his or her former or current capacities at the Company.

The foregoing description of certain terms and conditions of the Indemnification Agreement is qualified in its entirety by reference to the full text of the form of Indemnification Agreement, a copy of which is attached as Exhibit 10.4 hereto and is incorporated herein by reference.

Item 1.02.  Termination of a Material Definitive Agreement

The information in Item 1.01 of this current report under the heading “Credit Agreement” is incorporated by reference in this Item 1.02.

Item 2.03.                Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 of this current report under the headings “10%/10.75% Senior Notes due 2018” and “Credit Agreement” is incorporated by reference in this Item 2.03.

Item 3.02.                Unregistered Sales of Equity Securities

The information set forth in the Introduction above and Item 3.03 below is incorporated by reference in this Item 3.02. The issuance of these securities was deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) thereof as a transaction by an issuer not involving a public offering.

Item 4.01.                Changes in Registrant’s Certifying Accountant

Deloitte & Touche LLP, formerly the independent registered public accountant for the Company, was dismissed as the Company’s independent registered public accounting as of September 7, 2012.  The decision to change the independent registered public accountant for the Company was approved by the Company’s board of directors (the “Board”). Deloitte & Touche LLP’s report on the Company’s consolidated financial statements for the fiscal years ended December 31, 2010 and December 30, 2011 did not contain any adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles.  In connection with the audit of fiscal years ended December 31, 2010 and December 30, 2011 and the period of December 31, 2011 through June 29, 2012 and through the date of termination of the accountants, no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) exist with the former independent registered public accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Deloitte & Touche LLP’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in their reports on the Company’s consolidated financial statements for such fiscal years, and no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K) have occurred.

On September 12, 2012, the Company provided Deloitte & Touche LLP with the disclosures it is making in this Item 4.01 and requested Deloitte & Touche LLP furnish the Company a letter addressed to the SEC stating whether Deloitte & Touche LLP agrees with the above statements made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A copy of the letter from Deloitte & Touche LLP, dated September 13, 2012, is attached as exhibit 16.1 to this Form 8-K.

Item 5.02.     Departure of Directors or Certain Officers; Elections of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Compensatory Arrangements for Certain Officers

Amendment to Employment Agreement Amendment

On September 7, 2012, Interline New Jersey entered into an amendment to the employment agreement between Interline New Jersey and Michael J. Grebe, Chief Executive Officer of the Company (the “Amended Employment Agreement”).  Pursuant to the Amended Employment Agreement, Mr. Grebe will continue to serve as Chairman of the Board of the Company and his base salary will be increased to $695,000.  The definition of “good reason” in his employment agreement has been revised to provide that (i) Mr. Grebe will not be deemed to have suffered a material reduction in his position, duties or responsibilities solely due to the fact that the Company is no longer a reporting company under the Securities Exchange Act of 1934 and (ii) Mr. Grebe’s removal as Chairman of the Board (other than for cause or Mr. Grebe’s resignation or inability to serve as a result of his incapacity) will constitute “good reason.”  The amendment also provides that Mr. Grebe became entitled to a lump sum cash payment upon the closing of the Mergers equal to $3,169,774.33, of which $827,000 constituted a “success bonus” to which Mr. Grebe was previously entitled under his employment agreement upon a change in control of the Company.  Mr. Grebe’s severance entitlement upon a termination of his employment by Interline New Jersey without cause or by Mr. Grebe for good reason has been reduced to (i) an amount equal to one times the sum of his base salary and the average of his bonus amount paid for the prior three year period and (ii) continued welfare benefits at active employee rates for one year following termination; provided, that if such termination is in connection with or following a change in control that occurs after the second anniversary of the Merger, Mr. Grebe would be entitled to (i) an amount equal to 1.5 times the sum of his base salary and the average of his bonus amount paid for the prior three year period and (ii) continued welfare benefits at Interline New Jersey’s sole expense for 18 months following termination.

The foregoing description of certain terms and conditions of the Amended Employment Agreement is qualified in its entirety by reference to the full text of the Amended Employment Agreement, a copy of which is attached as Exhibit 10.5 hereto and is incorporated herein by reference.

Transaction Bonus Agreements

On September 7, 2012, the Company and Interline New Jersey entered into transaction bonus agreements with Kenneth D. Sweder and Lucretia D. Doblado (the “Transaction Bonus Agreements”), pursuant to which Mr. Sweder and Ms. Doblado became entitled to bonus payments upon the closing of the Mergers in the amounts of $225,000 and $75,000, respectively.  To receive payment, each executive was required to remain employed through the closing of the Merger and agreed to waive any right he or she may have had to resign for “good reason” under their employment agreements or change in control severance agreements due to (i) the consummation of the Merger, (ii) the Company ceasing to be a publicly-traded company or (iii) any change in the executive’s duties or responsibilities due solely to the Company no longer being publicly traded.

The foregoing description of certain terms and conditions of the Transaction Bonus Agreements is qualified in its entirety by reference to the full text of the Transaction Bonus Agreements, copies of which are attached as Exhibits 10.6 and 10.7 hereto and are incorporated herein by reference.

Retention Bonus Agreement

On September 7, 2012, the Company and Interline New Jersey entered into a retention bonus agreement with John A. Ebner (the “Retention Bonus Agreement”).  The Retention Bonus Agreement provides that, subject to his continued employment through the date that is six months following the consummation of the Mergers, Mr. Ebner will be entitled to receive a retention bonus in the amount of $1,018,868 (the “Retention Bonus”).  Notwithstanding the foregoing, if Mr. Ebner’s employment is terminated prior to such date due to his death or disability, or by the Company without cause or by Mr. Ebner for good reason (as each such term is defined in his Change in Control Severance Agreement), Mr. Ebner will be entitled to the Retention Bonus within 30 days of such termination.  Mr. Ebner’s entitlement to the payment is also subject to his execution of a release of claims in respect of the Company and its affiliates and his waiver of any right to severance from the Company or Parent under the terms of his change of control agreement, employment agreement or any other agreement.  The agreement also provides that Mr. Ebner will be entitled to an annual bonus with respect to 2012 regardless of whether he remains employed through the payment date, in accordance with the terms of the retention bonus agreement, notwithstanding his termination of employment prior to the date of payment and that any call right that the Company may have with respect to common stock held by Mr. Ebner will not be exercisable until one year following the date of the Retention Bonus Agreement, notwithstanding Mr. Ebner’s earlier termination of employment.

The foregoing description of certain terms and conditions of the Retention Bonus Agreement is qualified in its entirety by reference to the full text of the Retention Bonus Agreement, a copy of which is attached as Exhibit 10.8 hereto and is incorporated herein by reference.

2012 Stock Option Plan

On September 7, 2012 the Board adopted the Interline Brands, Inc. 2012 Option Plan (the “2012 Plan”) pursuant to which 168,845.2708 shares of common stock, par value $0.01 per share, of the Company may be the subject of grants of options to service providers of the Company and its subsidiaries.  The purpose of the 2012 Plan is to attract able persons to enter into and remain in the employ of the Company and its affiliates and to strengthen the commitment of employees and directors of the Company and its affiliates to the welfare of the Company and to promote an identity of interest between stockholders and them.  The 2012 Plan is administered by the Compensation Committee of the Board.

The Board may suspend, amend, alter, discontinue or terminate the 2012 Plan, except as provided in the 2012 Plan. The 2012 Plan will terminate on September 7, 2022.  Awards granted prior to the termination of the 2012 Plan may however extend beyond the date of such termination.

The foregoing description of certain terms and conditions of the 2012 Plan is qualified in its entirety by reference to the full text of the 2012 Plan, a copy of which is attached as Exhibit 10.9 hereto and is incorporated herein by reference.

Time-Vested Option Award Agreements

On September 7, 2012, the Board approved two forms of time-vested option agreements pursuant to which awards may be made under the 2012 Plan, including to the named executive officers of the Company.  Subject to an optionee’s continued employment (except as described below), options granted under each of these forms become vested as to twenty percent (20%) of the Time-Vested Options on each of the first, second, third, fourth and fifth anniversaries of the grant date, with accelerated vesting upon a change in control of the Company. Upon the optionee’s termination for cause, any unexercised portion of the option, whether or not vested, will terminate.  The optionee is subject to covenants restricting competition with the Company and solicitation of employees and customers of the Company during the optionee’s term of employment and for a period of time thereafter.

With respect to the form of agreement applicable to awards granted to either Mr. Grebe or Mr. Sweder, upon the optionee’s termination of employment other than by the Company for cause or by the executive for good reason (i) prior to the first anniversary of the date of grant, the executive will become vested as to 40% of the shares subject to the option and (ii) at any time on or following the first anniversary of the date of grant, the executive will become vested in an additional 20% of the shares subject to the option.  Upon the termination of the employment of Mr. Grebe or Mr. Sweder other than by the Company for cause or by the optionee without good reason, the unvested portion of the option will expire on the date of termination and the vested portion will remain exercisable through the earlier of (y) the expiration date of the option or (z) the later of two years following the date of grant and one year following the date of termination.  Upon Mr. Grebe or Mr. Sweder’s resignation without good reason, the unvested portion of the option will expire and the vested portion will remain exercisable until the earlier of the expiration date and the date that is 90 days following the date of termination.

With respect to grants of awards made to named executive officers other than Mr. Grebe or Mr. Sweder, if the optionee’s employment is terminated by the optionee for any reason or by the Company without cause, or due to the optionee’s death or disability, the unvested portion of the option will expire on the date of termination and the vested portion of the option will remain exercisable until the earlier of the expiration date or 90 days (180 days in the case of death or disability) following the termination date.

The foregoing description of certain terms and conditions of the time-vested option agreements is qualified in its entirety by reference to the full text of the time-vested option agreements, copies of which are attached as Exhibit 10.10 (form applicable to option holders other than Messrs. Grebe and Sweder) and 10.11 (form applicable to Messrs. Grebe and Sweder) hereto and are incorporated herein by reference.

Performance-Vested Option Award Agreements

On September 7, 2012, the Board approved two forms of performance-vested option agreements pursuant to which awards may be made under the 2012 Plan, including to the named executive officers of the Company.

The options subject to either form of agreement become vested and exercisable with respect to twenty percent (20%) of the shares subject to the option based upon the Company’s achievement of specified EBITDA targets for the Company’s 2012, 2013, 2014, 2015 and 2016 fiscal years (each, an “Annual Performance Period”); subject (except as described below) to the optionee remaining employed through the date on which audited financial statements for the applicable Annual Performance Period are presented to the Board.  Upon a change in control of the Company (i) prior to the first anniversary of the date of grant, the option will become fully vested and (ii) prior to the end of any of the other Annual Performance Periods, a number of options will vest equal to the number of unvested options multiplied by a fraction, the numerator of which is the number of performance periods in which the targets have been achieved and the denominator of which is the number of periods that have elapsed since the date of grant. Upon the optionee’s termination for cause, any unexercised portion of the option, whether or not vested, will terminate.  The optionee is subject to covenants restricting competition with the Company and solicitation of employees and customers of the Company during the optionee’s term of employment and for a period of time thereafter.

Upon a termination of a named executive officer (other than Mr. Grebe or Sweder) by the Company without cause or by the optionee, the unvested portion of the option will terminate; provided, that, the unvested portion attributable to a completed Annual Performance Period with respect to which the determination of whether the  has not yet occurred will remain outstanding until the performance determination date and, if the applicable EBITDA targets are achieved, will be eligible to vest and if the targets are achieved will remain outstanding for 90 days following the determination date.  The vested portion of the option would remain exercisable until the earlier of the expiration date of the option or the 90th day following such termination.

Upon a termination of the employment of Mr. Grebe or Mr. Sweder other than by the Company for cause or by the optionee without good reason (i) prior to December 31, 2013, the option with respect to the option shares attributable to the 2013 and 2014 Annual Performance Periods will remain outstanding until the performance determination date for the 2014 Annual Performance

Period and eligible to vest based on the attainment of the EBITDA targets for such period (or, if earlier, upon a change in control to the extent described in the agreement) and (ii) at any time following December 30, 2013, the option with respect to option shares attributable to the Annual Performance Period in which such termination occurs will remain outstanding until the performance determination date for such period and become eligible to vest subject to the attainment of the EBITDA target for such period (or, if earlier, upon a change in control to the extent described in the agreement).  Any remaining unvested portion would terminate upon such termination of employment.  The vested portion of the option would remain exercisable through the earlier of (x) the expiration date of the option and (y) the later of two years following the date of grant and one year following the date of termination of employment.  Any portion that vests pursuant to the first sentence of this paragraph will remain exercisable for one year following vesting.  If Mr. Grebe or Mr. Sweder resigns without good reason, the unvested portion of the option would expire on the resignation date and the vested portion would remain exercisable for 90 days thereafter.

The foregoing description of certain terms and conditions of the performance-vested option agreements is qualified in its entirety by reference to the full text of the performance-vested option agreements, copies of which are attached as Exhibit 10.12 (form applicable to option holders other than Messrs. Grebe and Sweder) and 10.13 (form applicable to Messrs. Grebe and Sweder) hereto and are incorporated herein by reference.

Employee Stock Purchase Plan

On September 7, 2012, the Board adopted the Interline Brands, Inc. Employee Stock Purchase Plan, pursuant to which employees of the Company, including the Company’s named executive officers, were given the opportunity to acquire shares of common stock of the Company at the closing of the Merger at the same price as paid by the GSCP Parties in the Merger.

The foregoing description of the Interline Brands, Inc. Employee Stock Purchase Plan is qualified in its entirety by reference to the full text of the Interline Brands, Inc. Employee Stock Purchase Plan, a copy of which is attached as Exhibit 10.14 and is incorporated herein by reference.

Item 5.03.                Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

As a result of the consummation of the Merger and the Second Merger, the Amended and Restated Certificate of Incorporation of the Company, as amended, was amended and restated by the Certificate of Merger and the Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware on September 7, 2012, and the Third Amended and Restated Certificate of Incorporation is the Certificate of Incorporation of the surviving corporation. The Second Amended and Restated Bylaws of the Company were also amended and restated as contemplated by the Merger Agreement.  In addition, on September 13, 2012, the Board approved amendments to the Company’s Bylaws, effective as of that date, and following such amendment, the Fifth Amended and Restated Bylaws are the Bylaws of the Company.

The Third Amended and Restated Certificate of Incorporation and the Fifth Amended and Restated Bylaws are filed as Exhibit 3.1 and Exhibit 3.2 hereto, respectively, and are incorporated herein by reference.

Item 9.01.                Financial Statements and Exhibits

(d)   Exhibits

Exhibit No.	Description

3.1	Third Amended and Restated Certificate of Incorporation of the Company.

3.2	Fifth Amended and Restated Bylaws of the Company.

4.1	Indenture, dated as of August 6, 2012, between Merger Sub and the Trustee.

4.2	Successor Supplemental Indenture, dated as of September 7, 2012, between the Company and the Trustee.

4.3	Registration Rights Agreement, dated as of August 6, 2012, among Merger Sub and the initial purchasers party thereto.

4.4	Joinder to Registration Rights Agreement, dated as of September 7, 2012, among the Company and the initial purchasers party thereto.

10.1

Credit Agreement dated as of September 7, 2012, among Interline Brands, Inc., a New Jersey corporation, Wilmar Holdings, Inc. and Wilmar Financial, Inc., as Borrowers, the other Loan Parties party thereto, the Lenders party thereto, Bank of America, N.A., as Administrative Agent, Goldman Sachs Lending Partners LLC, as Syndication Agent, Joint Bookrunner and Joint Lead Arranger, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Bookrunner and Joint Lead Arranger, and the co-documentation agents party thereto.

10.2	Registration Rights Agreement, dated as of September 7, 2012, among the Company, the GSCP Parties, the P2 Parties and the other stockholders party thereto.

10.3	Stockholders Agreement, dated as of September 7, 2012, among the Company, the GSCP Parties, the P2 Parties and the Stockholders.

10.4	Form of Indemnification Agreement entered into by each Member of the Registrant’s Board of Directors.

10.5	Amendment to Employment Agreement, dated as of September 7, 2012, by and between Interline New Jersey and Michael Grebe.

10.6	Transaction Bonus Agreement, dated as of September 7, 2012, among the Company, Interline New Jersey and Kenneth Sweder.

10.7	Transaction Bonus Agreement, dated as of September 7, 2012, among the Company, Interline New Jersey and Lucretia Doblado.

10.8	Retention Bonus Agreement, dated as of September 7, 2012, among the Company, Interline and John Ebner.

10.9	2012 Option Plan.

10.10	Form of Time-Vested Option Agreement (form applicable to option holders other than Messrs. Grebe and Sweder).

10.11	Form of Time-Vested Option Agreement (form applicable to Messrs. Grebe and Sweder).

10.12	Form of Performance-Vested Option Agreement (form applicable to option holders other than Messrs. Grebe and Sweder).

10.13	Form of Performance-Vested Option Agreement (form applicable to Messrs. Grebe and Sweder).

10.14	Interline Brands, Inc. Employee Stock Purchase Plan

16.1	Letter from Deloitte & Touche LLP to the Securities and Exchange Commission, dated September 13, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the co-registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

INTERLINE BRANDS, INC.

BY:	/s/ Michael Agliata
Michael Agliata
Vice President, General Counsel & Secretary

Date: September 13, 2012

EXHIBIT INDEX

Exhibit No.	Description

3.1	Third Amended and Restated Certificate of Incorporation of the Company.

3.2	Fifth Amended and Restated Bylaws of the Company.

4.1	Indenture, dated as of August 6, 2012, between Merger Sub and the Trustee.

4.2	Successor Supplemental Indenture, dated as of September 7, 2012, between the Company and the Trustee.

4.3	Registration Rights Agreement, dated as of August 6, 2012, among Merger Sub and the initial purchasers party thereto.

4.4	Joinder to Registration Rights Agreement, dated as of September 7, 2012, among the Company and the initial purchasers party thereto.

10.1

Credit Agreement dated as of September 7, 2012, among Interline Brands, Inc., a New Jersey corporation, Wilmar Holdings, Inc. and Wilmar Financial, Inc., as Borrowers, the other Loan Parties party thereto, the Lenders party thereto, Bank of America, N.A., as Administrative Agent, Goldman Sachs Lending Partners LLC, as Syndication Agent, Joint Bookrunner and Joint Lead Arranger, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Bookrunner and Joint Lead Arranger, and the co-documentation agents party thereto.

10.2	Registration Rights Agreement, dated as of September 7, 2012, among the Company, the GSCP Parties, the P2 Parties and the other stockholders party thereto.

10.3	Stockholders Agreement, dated as of September 7, 2012, among the Company, the GSCP Parties, the P2 Parties and the Stockholders.

10.4	Form of Indemnification Agreement entered into by each Member of the Registrant’s Board of Directors.

10.5	Amendment to Employment Agreement, dated as of September 7, 2012, by and between Interline New Jersey and Michael Grebe.

10.6	Transaction Bonus Agreement, dated as of September 7, 2012, among the Company, Interline New Jersey and Kenneth Sweder.

10.7	Transaction Bonus Agreement, dated as of September 7, 2012, among the Company, Interline New Jersey and Lucretia Doblado.

10.8	Retention Bonus Agreement, dated as of September 7, 2012, among the Company, Interline and John Ebner.

10.9	2012 Option Plan.

10.10	Form of Time-Vested Option Agreement (form applicable to option holders other than Messrs. Grebe and Sweder).

10.11	Form of Time-Vested Option Agreement (form applicable to Messrs. Grebe and Sweder).

10.12	Form of Performance-Vested Option Agreement (form applicable to option holders other than Messrs. Grebe and Sweder).

10.13	Form of Performance-Vested Option Agreement (form applicable to Messrs. Grebe and Sweder).

10.14	Interline Brands, Inc. Employee Stock Purchase Plan

16.1	Letter from Deloitte & Touche LLP to the Securities and Exchange Commission, dated September 13, 2012